                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            GENRAD, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                  GENRAD, INC.
                            7 TECHNOLOGY PARK DRIVE
                       WESTFORD, MASSACHUSETTS 01886-0033

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 2000

The Annual Meeting of Shareholders of GenRad, Inc. (the "Company") will be held on Thursday, May 11, 2000 at 11:00 a.m. at the BankBoston Auditorium, 100 Federal Street, Boston, Massachusetts, for the following purposes:

1. To elect two Class I Directors to serve for three-year terms and until their successors are duly elected and qualified.

2. To consider and act upon a proposal to amend the Company's 1991 Equity Incentive Plan.

3. To consider and act upon such other business as may properly come before said Annual Meeting or any adjournment thereof.

    Shareholders of record at the close of business on March 24, 2000 will be entitled to notice of and to vote at said Annual Meeting.

                       By Order of the Board of Directors

                               WALTER A. SHEPHARD
                                     CLERK

April 14, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                  GENRAD, INC.

                            7 TECHNOLOGY PARK DRIVE
                       WESTFORD, MASSACHUSETTS 01886-0033

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 2000

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of GenRad, Inc. ("GenRad" or the "Company"), 7 Technology Park Drive, Westford, Massachusetts 01886-0033, of proxies in the enclosed form to be voted at the Annual Meeting of Shareholders of GenRad, to be held on Thursday, May 11, 2000 at 11:00 a.m. at the BankBoston Auditorium, 100 Federal Street, Boston, Massachusetts, and at any adjournment thereof (the "Meeting"), for the purposes stated in the accompanying Notice of Meeting.

    Any person giving a Proxy may revoke it at any time prior to its being voted by filing written notice with the Clerk of GenRad, by executing and delivering a Proxy bearing a later date, or by attending the Meeting and voting in person. If the Proxy is properly executed and is not revoked, it will be voted at the Meeting in the manner specified. If no instructions are specified, the shares represented by the Proxy will be voted for the election of the nominees to the Board of Directors listed below and for the approval of Item 2 in the Notice of Meeting.

    The Annual Report of GenRad for the fiscal year ended January 1, 2000 and this Proxy Statement were first distributed or mailed to shareholders on or about April 14, 2000.

VOTING SECURITIES

    GenRad's common stock, $1.00 par value per share ("Common Stock"), is the only class of voting securities outstanding and entitled to be voted at the Meeting. The Board of Directors has fixed March 24, 2000 as the record date for determining shareholders who are entitled to notice of and to vote at the Meeting. At the close of business on such record date, there were outstanding 29,887,910 shares of Common Stock. Each share is entitled to one vote. A majority of the issued and outstanding shares constitutes a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 24, 2000, certain information regarding the beneficial ownership of the Company's outstanding Common Stock by
(i) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each executive officer named in the Summary Compensation Table below and (iii) all directors and executive officers as a group. All information with respect to beneficial ownership by the Company's directors, officers or beneficial owners has been furnished by the respective director, officer or beneficial owner, as the case may be. The number of shares set forth below includes shares beneficially owned by spouses and minor children; the named persons disclaim any beneficial interest in the shares so included.

                                                                 NUMBER OF SHARES
                                                                 OF COMMON STOCK       PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED (1)   OF CLASS
------------------------                                      ----------------------   --------
Morgan Stanley Dean Witter & Co.............................          3,102,108(2)       9.10%
1585 Broadway
New York, New York 10036

Basil P. Regan..............................................          2,624,950(3)       7.70%
Regan Partners, L.P.
600 Madison Avenue
New York, New York 10022

James F. Lyons..............................................          1,078,007(4)       3.16%

John W. Downing.............................................             90,412(5)          *

Paul H. Geere...............................................            189,221(6)          *

Steven K. Holford...........................................             43,500(7)          *

Michael W. Schraeder........................................            251,250(8)          *

All Directors and Executive Officers as a Group.............          2,562,293(9)       6.05%

------------------------

*   Less than 1%.

 (1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 24, 2000 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder has a direct or indirect pecuniary interest in such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person or entity.

 (2) The information reported is based on an amended Schedule 13G, dated February 9, 2000, filed with the SEC by Morgan Stanley Dean Witter & Co. ("Morgan Stanley") and Morgan Stanley Dean Witter Investment Management Limited ("Morgan Stanley Management"). Morgan Stanley is the parent holding company of Morgan Stanley Management. Morgan Stanley and Morgan Stanley Management are each registered investment advisors. Morgan Stanley shares dispositive power with respect to 3,102,108 shares of Common Stock and shares voting power with respect to 2,139,338 shares of Common Stock. Morgan Stanley Management shares dispositive power with respect to 1,602,880 shares of Common and shares voting power with respect to 1,270,140 shares of Common Stock.

 (3) The information reported is based on an amended Schedule 13G, dated January 20, 2000, filed with the SEC by Basil P. Regan ("Regan") on behalf of Regan and Regan Partners, L.P. ("Regan Partners"). Regan is the general partner of Regan Partners. Regan shares dispositive and voting power with respect to 2,557,500 shares of Common Stock. Regan Partners shares dispositive and voting power with respect to 1,533,700 shares of Common Stock.

 (4) Amount shown includes options to purchase 1,000,000 shares of Common Stock.

 (5) Amount shown includes options to purchase 88,938 shares of Common Stock.

 (6) Amount shown includes options to purchase 187,500 shares of Common Stock.

 (7) Amount shown is comprised of options to purchase shares of Common Stock.

 (8) Amount shown is comprised of options to purchase shares of Common Stock.

 (9) Amount shown includes options to purchase 232,318 shares of Common Stock held by executive officers not named in the Summary Compensation Table below. Also includes the options and restricted stock referenced in notes
     (2), (3) and (4) on pages 6 and 7.

SOLICITATION

    GenRad will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and any additional material which may be furnished to shareholders. Further solicitation of Proxies may be made by telephone or other communication. Brokers, custodians and fiduciaries in whose names Common Stock is held will be requested to forward Proxy soliciting material to the beneficial owners of such stock and GenRad will reimburse them for this service. GenRad has retained Georgeson & Company Inc. as proxy solicitor to aid in the solicitation of Proxies at an estimated cost of $6,000.

VOTES REQUIRED

    As long as a quorum is present, the vote of a plurality of the votes cast by the stockholders entitled to vote on the election of Directors is necessary for the election of the Class I Directors. The affirmative vote of a majority of the votes cast on the proposal is required for approval of the amendment to the Company's 1991 Equity Incentive Plan, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Votes may be cast in favor of the election of each of the nominees for Class I Directors or withheld; votes that are withheld will have no effect on the outcome of the election of the Class I Directors. For purposes of the vote on the amendment to the Company's 1991 Equity Incentive Plan, an abstention or a broker non-vote will have the effect of a vote against the proposal unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

    Pursuant to Section 50A of Massachusetts General Laws Chapter 156B, the Company has a classified Board of Directors consisting of two Class I Directors, two Class II Directors and three Class III Directors. The Class I, Class II and Class III Directors will serve until the Annual Meetings of Shareholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified. Under Massachusetts law, the Board of Directors may be expanded, vacancies and newly created directorships may be filled and the number of directors may be fixed, only by a majority vote of the remaining directors. At each Annual Meeting of Shareholders, directors are elected for a full term of three years to succeed those whose terms are expiring. At the Meeting, the shareholders will elect two Class I Directors, whose terms will extend until the 2003 Annual Meeting.

    The nominees for Class I Directors, Adriana Stadecker and Lowell B. Hawkinson, were nominated by the Board of Directors in April 2000.

    Shares represented by all Proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the two nominees for Class I Directors. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the persons named in the Proxy may vote the Proxy for the election of a substitute.

NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

    The following table sets forth certain information about each nominee for Director who will serve (if elected) until 2003 and each member of the Board of Directors whose term expires in 2002 or 2001.

                                                                        NUMBER OF SHARES OF
                                                        YEAR BECAME        COMMON STOCK
                                                         A DIRECTOR        BENEFICIALLY       PERCENT
BIOGRAPHICAL SUMMARIES OF NOMINEES AND DIRECTORS       OF THE COMPANY        OWNED (1)        OF CLASS
------------------------------------------------       --------------   -------------------   --------
NOMINEES FOR DIRECTORS WHOSE TERMS WILL EXPIRE IN
  2003
  (CLASS I DIRECTORS)

Adriana Stadecker, 53, Sr. Vice President, Human
  Resources, The Pioneer Group, Inc..................       1994                 24,500(2)(3)      *

  Ms. Stadecker has been Sr. Vice President of Human
    Resources of The Pioneer Group, Inc. since
    November 1999. From July 1997 until June 1999,
    Ms. Stadecker was the Director of Human Resources at BTR, plc. From July 1994 until June 1997, Ms.
    Stadecker was Founder and President of EPIC
    International.

Lowell B. Hawkinson, 57..............................       1995                 33,000(2)(3)      *

  Mr. Hawkinson was Chief Executive Officer and
    Chairman of the Board of Directors of Gensym
    Corporation, a software company, from September
    1986 until October 1999. Mr. Hawkinson is a director of Gensym Corporation.

                                                                        NUMBER OF SHARES OF
                                                        YEAR BECAME        COMMON STOCK
                                                         A DIRECTOR        BENEFICIALLY       PERCENT
BIOGRAPHICAL SUMMARIES OF NOMINEES AND DIRECTORS       OF THE COMPANY        OWNED (1)        OF CLASS
------------------------------------------------       --------------   -------------------   --------
DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002
  (CLASS III DIRECTORS)

William G. Scheerer, 62, Vice-President, Kalman
  Saffran Associates, Inc. and President, Performance
  Quest, LLC, Morganville, New Jersey................       1988                 26,000(2)(3)      *

  Mr. Scheerer has been Vice-President of Kalman
    Saffran Associates, Inc. since January 1998.
    Since January 1997, Mr. Scheerer has been
    President of Performance Quest, LLC, Morganville,
    New Jersey. From February 1996 to September 1996 he was Infrastructure Operations Vice President at Lucent Technologies. From January 1994 to
    February 1996 he was Quality, Engineering,
    Software & Technologies (QUEST Partnership) Vice
    President at AT&T Bell Laboratories. Mr. Scheerer is a director of LeCroy Corp.

Russell A. Gullotti, 57, Chairman, President and
  Chief Executive Officer, National Computer Systems,
  Inc., Eden Prairie, Minnesota......................       1995                 29,585(2)(3)      *

  Mr. Gullotti has been President and Chief Executive
    Officer of National Computer Systems, Inc. since
    October 1994 and Chairman of the Board of Directors since May 1995. From January 1994 until
    October 1994, he was President, Americas Area, at
    Digital Equipment Corporation. Mr. Gullotti is a director of MTS Systems Corporation.

Robert M. Dutkowsky, 45, Chairman, President and
  Chief Executive Officer, GenRad, Inc., Westford,
  Massachusetts......................................       2000                500,000(4)      1.47%

  Mr. Dutkowsky has been Chairman, President and
    Chief Executive Officer of the Company since
    April 9, 2000. From September 1999 until April
    2000, Mr. Dutkowsky was President of Data
    General, a division of EMC Corporation.
    Mr. Dutkowsky served as Executive Vice President,
    Markets and Channels for EMC Corporation from
    September 1997 until October 1999. Prior to
    September 1997, Mr. Dutkowsky served in various executive capacities with International Business
    Machines Corporation.

                                                                        NUMBER OF SHARES OF
                                                        YEAR BECAME        COMMON STOCK
                                                         A DIRECTOR        BENEFICIALLY       PERCENT
BIOGRAPHICAL SUMMARIES OF NOMINEES AND DIRECTORS       OF THE COMPANY        OWNED (1)        OF CLASS
------------------------------------------------       --------------   -------------------   --------
DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001
  (CLASS II DIRECTORS)

William S. Antle III, 54.............................       1995                 33,000(2)(3)      *

  Mr. Antle was President and Chief Executive Officer of Oak Industries Inc., a manufacturer of components for leading manufacturers in the telecommunications industry, from December 1989 until its acquisition by Corning Incorporated in January 2000. He became Chairman of the Board of
    Oak Industries Inc. in May 1996 and served in this capacity until January 2000. Mr. Antle is a director of Nvest Companies, L.P. and John G.
    Harland Co.

Ed Zschau, 60, Professor of Management, Harvard
  University, Cambridge, Massachusetts and Visiting
  Professor, Princeton University, Princeton, New
  Jersey.............................................       1995                 31,500(2)(3)      *

  Mr. Zschau has been Professor of Management at Harvard University since May 1997 and on the Harvard faculty since February, 1996. Mr. Zschau has been a Visiting Professor at Princeton
    University from September 1997 to February 1998 and from September 1998 to present. From April
    1993 to July 1995, Mr. Zschau was General
    Manager, Storage Systems Division at IBM
    Corporation. Mr. Zschau is a director of The
    Reader's Digest Association, Inc. and StarTek,
    Inc.

------------------------

*   Less than 1%.

(1) The number of shares beneficially owned by each director is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 24, 2000 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder has a direct or indirect pecuniary interest in such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person.

(2) Includes for the following persons options to purchase the indicated number of shares of Common Stock: Ms. Stadecker (12,500 shares), Mr. Antle (12,500 shares), Mr. Gullotti (12,500 shares), Mr. Hawkinson (12,500 shares),
    Mr. Zschau (22,500 shares) and Mr. Scheerer (10,000 shares).

(3) Includes 2,500 shares of restricted stock issued on each of August 29, 1997, August 31, 1998 and August 31, 1999 to each of Ms. Stadecker and
    Messrs. Antle, Gullotti, Hawkinson, Scheerer and Zschau. These shares may not be transferred prior to the earlier to occur of (i) the first, second and third anniversaries of the respective dates of grant, each with respect to one-third of the shares, (ii) the resignation of the director from the Board of Directors with the consent of the majority of the members of the Board, or the death or disability of the director, or
    (iii) a change in control of the Company. Further, if a director resigns from the Board of Directors or refuses to stand for re-election without the consent of the majority of the members of the Board prior to the date upon which the restrictions on transfer lapse, the director forfeits to the Company all shares of restricted stock issued to such director during the year preceding such resignation or refusal.

(4) Amount shown consists of options to purchase 500,000 shares of Common Stock that will be granted to Mr. Dutkowsky in April 2000 and will be immediately exercisable upon grant.

FURTHER INFORMATION REGARDING THE BOARD OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

    The Compensation Committee of the Board reviews and makes recommendations to the Board on matters relating to employee compensation and benefits, determines the compensation of officers and other key employees and administers the Company's 1982 Stock Option Plan, 1991 Equity Incentive Plan, Employee Stock Purchase Plan and the Company's 1997 Non-Qualified Stock Option Plan. The members are Ed Zschau (Chair), William S. Antle III and Lowell B. Hawkinson. The Corporate Governance Committee of the Board articulates matters which should be raised to the Board and defines the Board's accountability. The members are William G. Scheerer (Chair), Adriana Stadecker and Russell A. Gullotti. The Audit Committee of the Board reviews and monitors the Company's financial reporting and accounting practices, and works with representatives of the Company's independent accountants in establishing the scope of the audit and conducting an independent review of the audit after its completion. The members are Russell A. Gullotti (Chair), William S. Antle III and Adriana Stadecker. The Technology and Quality Committee of the Board periodically reviews issues concerning product technology with the Company's technical management and reports its assessments to the Board. The members are Lowell B. Hawkinson (Chair), William G. Scheerer and Ed Zschau.

    In Fiscal Year 1999 the Board of Directors met 8 times, its Audit Committee met 8 times and its Compensation Committee met 4 times. All directors attended at least 75% of the meetings of the Board and of all meetings of the committees of the Board on which they served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 1, 2000, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were satisfied except that a Form 5 was filed in March, 1999 on behalf of each of Messrs. Antle, Gullotti, Scheerer, Hawkinson, Zschau and Ms. Stadecker with respect to, in each case, a grant of restricted Common Stock under the Company's 1994 Director Restricted Stock Plan on August 31, 1999 which was an exempt transaction under
Section 16(b) of the Securities Exchange Act of 1934, as amended.

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth certain information for the past three fiscal years with respect to the annual and long-term compensation of the Company's Chief Executive Officer and certain other highly compensated executive officers of the Company during the most recent fiscal year (such executive officers are sometimes collectively referred to in this Proxy Statement as the "named executive officers"):

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                      ANNUAL COMPENSATION              AWARDS
                                               ----------------------------------   ------------
                                                                     OTHER ANNUAL    SECURITIES     ALL OTHER
                                                SALARY     BONUS     COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION(A)        YEAR      ($)(B)      ($)         ($)(C)      OPTIONS (#)       ($)(D)
------------------------------      --------   --------   --------   ------------   ------------   ------------
James F. Lyons....................     1999    $432,510   $     --      $5,181              --        $38,173
  President, Chief Executive           1998     453,573         --       4,412              --         32,154
  Officer                              1997     432,504    359,502       4,412         350,000          4,750

John Downing......................     1999     200,018    132,555       3,886              --          6,679
  Vice President, Global Sales         1998     182,322     59,416       3,220              --          9,466
                                       1997     135,419     82,069       2,390         129,256          8,584

Paul H. Geere.....................     1999     272,214         --       1,468              --         29,457
  Vice President, GenRad;              1998     240,303         --       1,659              --         35,613
  President, Advanced Diagnostic       1997     196,689    246,320         697              --         55,116
  Solutions Division

Steven Holford....................     1999     211,657         --          --         100,000          5,085
  Vice President, GenRad;              1998     158,929     10,000          --          24,000          1,456
  President, GR Software Division      1997       9,783         --          --          29,000             --

Michael W. Schraeder..............     1999     300,014         --          --              --          5,120
  President, Electronic                1998     276,035         --       4,091         100,000          6,613
  Manufacturing Solutions              1997     200,004    313,396       3,526         155,000         25,027

------------------------

(a) Mr. Lyons' employment with the Company terminated in April 2000. Pending completion of an agreement required under U.K. law, Mr. Geere's employment with the Company will terminate. Mr. Holford joined the Company in December 1997.

(b) Mr. Geere's salary is calculated on the basis of an annual average conversion rate of L1.00\$1.6247 between the British pound and U.S. dollar during the 1999 fiscal year.

(c) The amounts shown represent the dollar value of the difference between the price paid by the named executive officer for Common Stock under the Company's Employee Stock Purchase Plan and the fair market value of such stock on the date of purchase.

(d) For Mr. Lyons, the amount shown for 1999 includes $33,000 paid by the Company for housing allowance. The amount shown for Mr. Geere in 1999 includes $13,678 under the Company's defined contribution plan and $14,703 for automobile allowance including fuel and phone. The amount shown for Mr. Downing in 1999 includes a $1,599 automobile allowance. The amount shown in 1999 for Messrs. Lyons, Downing, Geere, Holford and Schraeder includes, in each case, a $5,000 matching payment made by the Company under its 401(k) plan and includes insurance premiums paid by the Company for term life insurance for each of the named executive officers as follows: Mr. Lyons $173; Mr. Downing $80; Mr. Geere $109; Mr. Holford $85; and Mr. Schraeder $120.

SEVERANCE AND EMPLOYMENT AGREEMENTS

    Effective May 8, 1997, the Company entered into a Severance Agreement with Mr. Lyons (the "Executive") ("the Lyons Severance Agreement") which provided that either the Company or the Executive may at any time terminate the Executive's employment with the Company upon 30 days' notice. If, however, the Company terminated the Executive's employment without cause (as defined in the Lyons Severance Agreement) or the Executive died or became disabled or the Executive terminated his employment with the Company for good reason (as defined in the Lyons Severance Agreement), the Lyons Severance Agreement provided that the Company would pay to the Executive a lump-sum cash amount equal to 300 percent of the sum of his current base salary and his bonus for the previous year. In addition, the Company would be required to continue to provide benefits to the Executive for a period of three years from the date of termination and all options to purchase the Company's stock then held by the Executive would become immediately exercisable. The payments and benefits to which the Executive would be entitled under the Lyons Severance Agreement would be reduced to the extent necessary to prevent the Executive from becoming liable for the excise tax levied on certain "excess parachute payments" under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

    In connection with a search to find a successor to the Executive as the Company's Chief Executive Officer, the Company and the Executive entered into an agreement dated December 10, 1999 (the "December Agreement") under which the Company confirmed that it would honor the Lyons Severance Agreement. The December Agreement further provided that the Executive would receive a cash bonus of $346,003 for fiscal 1999 and that following the date the Company had failed to maintain the Executive as the Chief Executive Officer of the Company, he would serve as a consultant to the Company for a period of three years. The December Agreement provided that while serving as a consultant to the Company the Executive would be paid a consulting fee of $10,000 per calendar quarter (with additional PER DIEM payments in the event he is required to consult in excess of five business days in a calendar quarter) and that so long as the Executive acted as a consultant to the Company, he would not engage in activities competitive with the Company.

    At the end of 1999, the Board of Directors discontinued its search for a Chief Executive Officer to succeed the Executive. Effective January 4, 2000, the Company entered into a three-year employment agreement with the Executive, subject to the right of the Company or the Executive to terminate the agreement earlier at any time (the "Employment Agreement"). The Employment Agreement superseded and terminated the Lyons Severance Agreement and the December Agreement, including the obligation to pay the cash bonus for 1999. The Employment Agreement provides for a base salary of $525,000 per year; an initial bonus of $350,000, repayable PRO RATA on a declining basis if within 36 months the Executive terminates his employment without good reason (as defined in the Employment Agreement) or if the Company terminates his employment for cause (as defined in the Employment Agreement); future bonus opportunities; and a stock option grant for 150,000 shares of stock at an exercise price of $15.44. The Employment Agreement also provides for severance payments and benefits and a consulting arrangement essentially identical to those provided in the terminated Lyons Severance Agreement and the December Agreement.

    Subsequent to the date the terms of the Employment Agreement were agreed upon, Robert M. Dutkowsky became available to serve as the Company's Chief Executive Officer. On April 9, 2000, Robert M. Dutkowsky was elected Chairman, President and Chief Executive Officer of the Company. As a result, the Employment Agreement was terminated. Pursuant to the provisions of the Employment Agreement, in addition to the initial bonus of $350,000, the Executive will receive one month's salary in lieu of notice, a lump-sum cash payment in the amount of $2,625,000, benefit continuation for three years and vesting of all of his outstanding stock options. The Executive will continue as a consultant to the Company under the terms and conditions described above with respect to the December Agreement, subject to termination by the Executive or the Company at any time. The Executive's stock options will continue to be exercisable so long as he continues as a consultant.

    Under the terms of his employment as the Company's Chairman, President and Chief Executive Officer effective April 10, 2000, Mr. Dutkowsky will receive a base salary of $500,000 per year and a bonus opportunity of up to 100 percent of his base salary based upon achievements to be determined by him and the Compensation Committee. He will also receive an initial bonus of $125,000 which will be repayable PRO RATA on a declining basis if within 12 months he is terminated for cause or resigns otherwise than for good reason. On the second full business day following the date the Company publicly announces its financial results for the first quarter of fiscal 2000, Mr. Dutkowsky will receive stock options for 500,000 shares of the Common Stock of the Company at an exercise price equal to the closing price for a share of Common Stock of the Company on the date of grant. These options will be exercisable in full immediately but shall be subject to a right of repurchase in favor of the Company at the exercise price on a declining basis over four years if Mr. Dutkowsky ceases to be employed by the Company. In the event Mr. Dutkowsky's employment with the Company is terminated other than in connection with a change of control, Mr. Dutkowksy's salary and benefits shall continue for 12 months and any right to repurchase shares acquired upon exercise of stock options with respect to this 12-month period shall end unless Mr. Dutkowsky's employment was terminated by the Company for cause or by Mr. Dutkowsky other than for good reason. In the event of a change of control of the Company and provided that Mr. Dutkowsky has remained in the employ of the Company for six months following the change of control, he shall have the right during the successive six-month period to terminate his employment and to receive a lump-sum cash payment equal to three times the sum of his annual salary at the time of the change of control and his average bonus for the two prior fiscal years (or for the prior fiscal year if two fiscal years have not elapsed). He shall also receive this payment if he terminates his employment for good reason within six months after the change of control or, during this period, the Company terminates his employment other than for cause or if he dies or becomes disabled. Furthermore, under the circumstances in which he is entitled to receive the lump-sum cash payment, any right to repurchase shares acquired upon exercise of stock options shall terminate and Mr. Dutkowsky's fringe benefits shall continue for three years or until he becomes entitled to receive a comparable benefit from a new employer. It is contemplated that Mr. Dutkowsky and the Company will enter into an employment agreement containing the foregoing terms and that this employment agreement will contain a covenant not to compete.

    The Company entered into severance agreements (each a "Severance Agreement") with Messrs. Downing, Geere and Schraeder (each a "Named Executive") effective as of October 24, 1997 for Mr. Downing and as of May 9, 1997 for Messrs. Geere and Schraeder. Under each Severance Agreement the Named Executive is entitled to a base salary, all benefits generally made available to officers of the Company and is eligible for an annual performance bonus. Each Severance Agreement will terminate two years from the date the Company notifies the Named Executive that it is terminating the Severance Agreement. Each Severance Agreement provides that either party may terminate such Named Executive's employment with the Company upon 30 days' notice to the other party; provided, however, if (i) the Company terminates the Named Executive's employment without cause; (ii) the Named Executive dies or becomes disabled; or (iii) the Named Executive terminates his employment with the Company for good reason, then the Company will pay to the Named Executive a lump-sum cash amount equal to one hundred percent of the Named Executive's base salary and will continue to provide benefits to the Named Executive for a period of one year from the date of the termination. In addition, all options to purchase Company stock held by the Named Executive will immediately become exercisable. In the event of a change in control of the Company, if within three years of the date of the change in control, (i) the Company terminates the Named Executive's employment without cause, (ii) the Named Executive dies or becomes disabled; or (iii) the Named Executive terminates his employment with the Company for good reason, then the Company will pay to the Named Executive, in lieu of the foregoing severance payments and benefits, a lump-sum cash amount equal to two hundred percent of the sum of (a) the Named Executive's base salary and (b) an amount equal to the bonus earned by the Named Executive for the prior fiscal year. In addition, the Company will pay to the Named Executive the pro-rata portion of the Named Executive's target bonus for the year of termination and will continue to provide benefits to the Named Executive for a period of three years from the date of termination. Moreover, all options to purchase Company stock held by the Named Executive will become immediately exercisable. However, the payments and benefits to which each Named Executive will be entitled under each Severance Agreement will be reduced to the extent necessary to prevent the Named Executive from becoming liable for the excise tax levied on certain "excess parachute payments" under Section 4999 of the Code. Each Severance Agreement imposes certain confidentiality and non-competition obligations on the Named Executive and provides each Named Executive with indemnification rights.

    Pending completion of an agreement required under UK law, Mr. Geere's employment with the Company will terminate. Upon such termination, Mr. Geere will become entitled to receive severance payments and other benefits under his Severance Agreement with the Company.

    The Company has also entered into a severance agreement with Mr. Holford (the "Holford Agreement") effective as of May 1, 1999. Under the Holford Agreement, Mr. Holford is entitled to a base salary, all benefits generally made available to officers of the Company and is eligible for an annual performance bonus. The Holford Agreement will terminate one year from the date the Company notifies Mr. Holford that it is terminating the Holford Agreement. If (i) the Company terminates Mr. Holford's employment without cause or (ii) Mr. Holford terminates his employment with the Company for good reason, then upon receipt of a written release and waiver from Mr. Holford, the Company will pay to Mr. Holford a lump-sum cash amount equal to one hundred percent of Mr. Holford's base salary and will continue to provide certain benefits to Mr. Holford for a period of one year from the date of the termination or until Mr. Holford obtains similar benefits from another employer. In the event of a change in control of the Company, if within three years of the date of the change in control (i) the Company terminates Mr. Holford's employment without cause or (ii) Mr. Holford terminates his employment with the Company for good cause, then upon receipt of a written release and waiver from Mr. Holford, the Company will pay to Mr. Holford, in lieu of the foregoing severance payments and benefits, a lump-sum cash amount equal to two hundred percent of the sum of
(a) Mr. Holford's base salary and (b) an amount equal to the bonus earned by Mr. Holford for the prior fiscal year. In addition, the Company will pay to Mr. Holford the pro-rata portion of Mr. Holford's target bonus for the year of termination and will continue to provide benefits to Mr. Holford for a period of three years from the date of termination or until Mr. Holford obtains similar benefits from another employer. Moreover, all options to purchase Company stock held by Mr. Holford will become immediately exercisable. Any payments and benefits to which Mr. Holford will be entitled under the Holford Agreement will be reduced to the extent necessary to prevent Mr. Holford from becoming liable for the excise tax levied on certain "excess parachute payments" under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Finally, the Holford Agreement imposes certain confidentiality obligations on Mr. Holford.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding options granted during the fiscal year ended January 1, 2000 by the Company to each of the named executive officers:

                                                                                                   POTENTIAL REALIZABLE
                                                                                                           VALUE
                                                                                                    AT ASSUMED RATES OF
                                                                                                 STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                                   FOR OPTION TERM(A)
                                               --------------------                              -------------------------
                        NUMBER OF SECURITIES    % OF TOTAL OPTIONS    EXERCISE OR
                         UNDERLYING OPTIONS    GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION
NAME                        GRANTED (#)           IN FISCAL YEAR        ($/SH)         DATE        5%($)         10%($)
----                    --------------------   --------------------   -----------   ----------   ----------   ------------
James F. Lyons........             --                    --                  --            --           --             --
John W. Downing.......             --                    --                  --            --           --             --
Paul H. Geere.........             --                    --                  --            --           --             --
Steven K. Holford.....         50,000                  5.68%            $30.000      02/11/09     $943,342     $2,390,614
                               50,000                  5.68%            $14.375      03/31/09     $452,018     $1,145,502
Michael W.
  Schraeder...........             --                    --                  --            --           --             --

------------------------

(a) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock appreciation exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. Amounts shown assume that all options vest in accordance with the terms of each executive officer's own stock option agreement. The Company has not granted stock appreciation rights to date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth the aggregate dollar value of all options exercised during the last fiscal year and the total number and value of unexercised options held on January 1, 2000 by each of the named executive officers:

                                                                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT FISCAL YEAR         IN-THE-MONEY OPTIONS
                                                                         END(#)               AT FISCAL YEAR END($)(A)
                            SHARES ACQUIRED   VALUE REALIZED   ---------------------------   ---------------------------
NAME                        ON EXERCISE(#)         ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   --------------   -----------   -------------   -----------   -------------
James F. Lyons............           --                --        833,334        116,666      $5,912,500             --
John W. Downing...........           --                --         69,126         64,624      $   78,329       $ 44,577
Paul H. Geere.............           --                --        125,000         62,500      $  453,125       $226,563
Steven K. Holford.........           --                --         18,500        130,500              --       $ 87,500
Michael W. Schraeder......           --                --        251,250        138,750      $  447,500       $ 25,000

------------------------

(a) The closing price for the Company's Common Stock on the New York Stock Exchange on December 31, 1999, the last business day of fiscal 1999, was $16.125. Value is calculated on the basis of the positive difference between the option exercise price and $16.125 multiplied by the number of shares of Common Stock underlying the option. On April 10, 2000, the closing price for the Company's Common Stock on the New York Stock Exchange was $13.0625.

PENSION PLAN

    GenRad has a defined benefit pension plan designed to provide retirement benefits for employees in the United States and incidental benefits to their beneficiaries. On January 31, 1995, the Company closed the Pension Plan to new participants and ceased all benefit accruals. Only three named executive officers,

Messrs. Lyons, Downing and Schraeder, qualify for participation in the Pension Plan based upon at least one qualified year of service prior to January 31, 1995. Messrs. Downing's and Schraeder's annual benefits under the plan have been frozen at approximately $11,595 and $15,452, respectively, assuming retirement at age 65. Mr. Lyons' annual benefit under the plan has been frozen at $120 but will be reduced based on actuarial calculations.

COMPENSATION OF DIRECTORS

    Directors who are not employees of GenRad currently receive an annual grant of 2,500 restricted shares of the Company's Common Stock. Directors who are not employees of GenRad also receive a fee of $750 for each directors' meeting attended. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Technology and Quality Committee. Non-employee directors who serve as committee chair receive a fee of $1,000 for attending each committee meeting. Non-employee directors who are members of a Committee receive a fee of $750 for attending each committee meeting. Directors are also reimbursed for any expenses attendant to Board membership.

    Pursuant to the Company's 1991 Directors' Stock Option Plan, each non-employee director is granted an option to purchase 2,500 shares of the Company's Common Stock each year on the fifth business day following the release of annual earnings. The option exercise price for options granted under the 1991 Directors' Stock Option Plan is equal to the closing price per share of the Company's Common Stock on the date of grant ($20.9375 in 1999). Each option may be exercised at any time, in whole or in part, prior to the fifth anniversary of the date of grant. Also pursuant to the 1991 Directors' Stock Option Plan, each non-employee who becomes a director is granted options to purchase 10,000 shares of the Company's Common Stock on the day that he or she becomes a director. The option exercise price for these options is equal to the closing price per share of the Company's Common Stock on the date of grant. Each option may be exercised at any time, in whole or in part, prior to the fifth anniversary of the date of grant.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

    The compensation programs for the Company's executives established by the Compensation Committee consist of three elements tied to the foregoing objectives: base salary; annual cash bonus; and stock-based equity incentives, primarily participation in the Company's 1991 Equity Incentive Plan. In establishing base salaries for executives, the Compensation Committee monitors standards at comparable companies, particularly those that are in the same industry as the Company or related industries and/or are located in the same general geographical area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with that of other executives of the Company. To the extent determined appropriate, the Compensation Committee also considers general conditions and the Company's financial performance in establishing base salaries of executives. In deciding to award options, the Compensation Committee also considers the number of options outstanding or previously granted and the aggregate size of current awards.

    On July 7, 1993, Mr. Lyons became the Company's Chief Executive Officer. Mr. Lyons' compensation arrangements were last determined in 1997. In determining such compensation arrangements, the Compensation Committee has followed the policies set forth above. First, Mr. Lyons' base compensation was established to match median levels for Chief Executive Officers of electronics companies of comparable size. His base salary was maintained at the same level in 1996 as compared to 1995 and increased 14.5% in 1997 as compared to 1996. Mr. Lyons' base salary was not materially adjusted from 1997 through 1999. Second, consistent with the goal of rewarding for the accomplishment of Company objectives, Mr. Lyons received incentive compensation equal to 65% of his base compensation in 1996 and 83% of his base compensation in 1997 as a result of the Company's achievement of its objectives. Mr. Lyons received no incentive compensation in 1998 or 1999. Finally, the grant of stock options to Mr. Lyons in 1997 was intended to link the rewards of the Chief Executive Officer with those of the Company's shareholders. The stock options granted to Mr. Lyons in 1997 are exercisable on a cumulative basis with respect to 25% of the shares after one year from the date of grant and an additional 25% per year thereafter. Mr. Lyons received no stock option grants during 1998 or 1999.

    In December, 1999, as an element of succession planning, the Company entered into a new Severance Agreement with Mr. Lyons. The new Agreement reaffirmed the provisions of his May, 1997 Severance Agreement, and, in addition, provided for an ongoing consulting relationship for a period of up to three years upon Mr. Lyons being succeeded as CEO of the Company.

    Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where possible, the Company tries to maintain the deductibility of compensation paid to the Company's executive officers.

                                          Ed Zschau, Chair
                                          William S. Antle III
                                          Lowell B. Hawkinson

STOCK PERFORMANCE CHART

    The following chart and table compare the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1999 with the total return on the S&P Technology Sector Index and the S&P 500 Composite Index. The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                AMONG GENRAD, INC., THE S&P 500 COMPOSITE INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
                       12/94  12/95  12/96  12/97  12/98  12/99
GENRAD, INC.            $100   $163   $388   $503   $263   $269
S&P 500                  100    144    204    258    446    781
S&P TECHNOLOGY SECTOR    100    138    169    226    290    351

COMPANY/INDEX                                            1994       1995       1996       1997       1998       1999
-------------                                          --------   --------   --------   --------   --------   --------
GenRad, Inc..........................................    $100       $163       $388       $503       $263       $269
S&P Technology Sector Index..........................     100        144        204        258        446        781
S&P 500 Composite Index..............................     100        138        169        226        290        351

                                     ITEM 2
                PROPOSAL TO AMEND THE 1991 EQUITY INCENTIVE PLAN

    The 1991 Equity Incentive Plan (the "Incentive Plan") provides for the award of up to 9,250,000 shares of Common Stock in the form of incentive stock options, non-qualified stock options and restricted stock. At March 24, 2000, 736,678 shares were still available for awards under the Incentive Plan, including 250,000 shares as to which, if grants are to be made to executive officers of the Company, it is the Company's intention that the grants will be made at an exercise price of no less than $30.00 per share. On March 24, 2000, approximately 146 persons holding options to purchase 3,984,042 shares of Common Stock were participating in the Incentive Plan. The Company also maintains a 1997 Non-Qualified Employee Stock Option Plan in which officers and directors of the Company may not participate. At March 24, 2000, 166,500 shares were available for awards under this plan. In addition, as an inducement to Mr. Dutkowsky to join the Company as Chairman, President and CEO, the Company has agreed to grant him options outside the Company's stock option plans for 500,000 shares.

    The Board of Directors has approved an amendment to the Incentive Plan, subject to shareholder approval, increasing the maximum number of shares of Common Stock which may be issued under the Incentive Plan by 500,000 shares (the "Incentive Plan Amendment"). To minimize ownership dilution to existing shareholders as shares under the Incentive Plan are issued, the Company has maintained a share repurchase program. From June 16, 1998, the inception date of the repurchase program, through March 24, 2000, the Company repurchased 2,195,600 shares of its Common Stock under the program.

    The Board believes that increasing the shares available under the Incentive Plan is a necessary factor in allowing the Company to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success in large measure depends.

    Future issuances under the Incentive Plan are subject to the discretion of the Compensation Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the Incentive Plan. The following table, however, provides certain information about issuance of options under the Incentive Plan to the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees who are not executive officers, as a group during the fiscal year ended January 1, 2000.

                           1991 EQUITY INCENTIVE PLAN

                                                              DOLLAR VALUE   NUMBER OF SHARES
NAME AND POSITION                                                ($)(A)      OF COMMON STOCK
-----------------                                             ------------   ----------------
James F. Lyons, Chairman and Chief Executive Officer........         --               --
John W. Downing, Vice President, Global Sales...............         --               --
Paul H. Geere, Vice President, GenRad; President, Advanced
  Diagnostic Solutions Division.............................         --               --
Steven K. Holford, Vice President, GenRad; President, GR
  Software Division.........................................    $25,000          100,000
Michael W. Schraeder, President, Electronic Manufacturing
  Solutions.................................................         --               --
Executive Officer Group (eight persons).....................    $25,000          300,000
Non-Executive Officer Director Group........................         --               --
Non-Executive Officer Employees.............................         --          225,000

------------------------

(a) Value is calculated on the basis of the positive difference between the option exercise price and $14.875, the closing price for the Company's Common Stock on the New York Stock Exchange on March 24, 2000, multiplied by the number of option shares. Where the exercise price for an option granted exceeds the closing price of the Company's Common Stock on March 24, 2000, the value is expressed as zero.

    The following is a summary of the material provisions of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan which has been filed with the SEC and is available from the Company upon request to the Clerk of the Company:

ELIGIBILITY

    All key employees of the Company are eligible to receive incentive stock options, non-statutory stock options and awards of restricted stock under the Incentive Plan. Outside consultants and advisors to the Company are eligible to receive non-statutory options and awards of restricted stock. Under the terms of the Incentive Plan, eligible participants are not entitled to receive an award or grant constituting more than 500,000 shares of Common Stock in any one calendar year.

ADMINISTRATION

    The Incentive Plan is administered by the Compensation Committee of the Board of Directors.

STOCK OPTIONS

    The Compensation Committee designates the optionee, date of grant and term of each option, except that no incentive stock option can have a term exceeding 10 years (five years in the case of a 10% shareholder). The exercise price of options is determined by the Compensation Committee, but may not be less than 100% (110% in the case of a 10% shareholder) of the fair market value on the date of grant for incentive stock options. Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee. While the Company may grant options which are exercisable at different times or within different periods, it is anticipated that options granted generally will be exercisable on a cumulative basis with respect to 25% of the shares after one year from the date of grant and an additional 25% per year thereafter. Options are not generally assignable or transferable except by will or the laws of descent and distribution or, in the case of non-statutory options, pursuant to a qualified domestic relations order. The Compensation Committee, however, may permit an optionee to transfer the option to members of the optionee's family, to trusts or to other entities primarily for the benefit of the optionee or the optionee's immediate family. The Compensation Committee will determine the length of time during which an optionee may exercise his or her option following the termination of employment (which may not exceed three months in the case of incentive stock options) and upon death or disability (which may not exceed one year in the case of incentive stock options).

    The Compensation Committee, in its sole discretion, may include additional provisions in any option granted under the Incentive Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee so long as not inconsistent with the Incentive Plan. The Compensation Committee generally, in its sole discretion, may also accelerate or extend the date or dates on which all or any particular option or options granted under the Incentive Plan may be exercised.

RESTRICTED STOCK AWARDS

    Restricted stock awards entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right by the Company to repurchase unvested stock when the recipient's relationship with the Company terminates. The Compensation Committee selects the recipients of restricted stock awards and determines (i) the number of shares of Common Stock to be issued and sold to the recipient, (ii) the price of the stock, which can be less than the fair market value, and (iii) the vesting schedule for such shares. While the Company may make awards of restricted stock which vest at different times or within different periods, it is anticipated that awards generally will vest on a cumulative basis with respect to 33% of the shares after one year from the date of award and an additional 33% per year thereafter. The recipient may not sell, transfer or otherwise dispose of such stock until it vests. Upon termination of the recipient's relationship with the Company, the Company will be entitled to repurchase those shares which are not vested on the termination date at a price equal to their original purchase price.

MERGERS AND CHANGE IN CONTROL

    In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company, the Compensation Committee, in its discretion, may take one or more of the following actions: (i) provide that outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring corporation, (ii) upon written notice to optionees, provide that all unexercised options will terminate unless exercised within a specific time,
(iii) in the event of a merger in which cash payments are paid to shareholders, make or provide for a cash payment to optionees equal to the difference between the cash payment payable in the merger per share of Common Stock and the exercise price per share, multiplied by the number of shares subject to each outstanding option, and (iv) provide that all or any outstanding options shall become exercisable in full and all restrictions on outstanding awards of restricted stock shall terminate.

    Notwithstanding any other provision of the Incentive Plan, in the event of a "Change in Control of the Company," as defined in the Incentive Plan, the exercise dates of all options then outstanding shall be accelerated in full, any restrictions on exercising outstanding options issued pursuant to the Incentive Plan shall terminate and any restrictions on and rights of the Company to repurchase shares covered by outstanding awards of restricted stock issued pursuant to the Incentive Plan shall terminate.

AMENDMENTS AND TERMINATION

    The Compensation Committee at any time may amend or modify the terms of the Incentive Plan in any respect except that the Compensation Committee may not adopt any amendment requiring shareholder approval under Section 422 of the Code without the approval of the shareholders of the Company.

WITHHOLDING TAXES

    Subject to the approval of the Company, a participant may elect to satisfy federal, state or local withholding tax requirements incurred in connection with the exercise of an option or purchase of shares subject to a restricted stock award, in whole or in part, by (i) causing the Company to withhold shares of Common Stock which would otherwise be issued pursuant to the exercise of an option or the purchase of shares subject to an award, or (ii) delivering to the Company shares of Common Stock already owned by the optionee.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the federal income tax treatment of incentive stock and non-statutory options and restricted stock awards.

    NON-STATUTORY STOCK OPTIONS. No taxable income is recognized by the optionee upon the grant of a non-statutory stock option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. However, special rules may apply to persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934 as a consequence of the interaction of Section 83 of the Code and Rule 16b-3. Subject to Section 162(m) of the Code, the Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. Any additional gain or any loss recognized by the optionee upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year. Any long-term capital gain will be taxed at a rate of 20%.

    INCENTIVE STOCK OPTIONS. As in the case of non-statutory options, no taxable income is recognized by the optionee upon the grant of an incentive stock option. However, unlike non-statutory options, no taxable income is recognized by the optionee upon the exercise of an incentive stock option, and no corresponding expense deduction is available to the Company. Generally, if an optionee holds shares acquired upon the exercise of an incentive stock option until the later of (i) two years from the grant of the option or (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionee on a subsequent sale of the shares will be treated as long-term capital gain. Effective for tax years beginning after December 31, 1997, any long-term capital gain will be taxed at a rate of 20%. The federal income tax effect on the holder of incentive stock options is to defer, until the purchased shares are sold, taxation of any increase in the shares' value from the time of grant to the time of exercise.

    If the optionee sells shares acquired upon the exercise of an incentive stock option prior to the expiration of the Statutory Holding Period, he or she will recognize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price; or (ii) the amount realized on the date of sale less the option price. Subject to Section 162(m) of the Code, the Company will be entitled to a corresponding business expense deduction. The excess of amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise, if any, will be treated as short-term capital gain, and taxed at ordinary rates.

    For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a non-statutory stock option. Thus, in the year of option exercise an optionee must generally include in his or her alternative minimum taxable income the difference between the exercise price and the fair market value of the purchased shares on the date of exercise. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year. However, the amount of adjusted net alternative minimum tax paid in any taxable year is available as a credit against regular tax in future years.

    RESTRICTED STOCK AWARDS. If a restricted stock award is subject to forfeiture provisions and restrictions on transfer (a "Restricted Award"), neither the Company nor the recipient of the award will realize any federal tax consequences at the time such award is made under the Incentive Plan unless the recipient makes an election under Section 83(b) of the Code. If the recipient of a Restricted Award makes a Section 83(b) election within 30 days of the date of the award, or if the recipient receives an award that is not subject to forfeiture provisions and restrictions on transfer, he or she will recognize ordinary income, for the year in which the award is received, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is made and the purchase price paid for the Common Stock. If such election is made and the recipient subsequently forfeits some or all of the Common Stock, he or she will not be entitled to any tax refund. However, the recipient is allowed a capital loss if the amount paid for the Common Stock is not fully restored on forfeiture. If a Section 83(b) election is not made with respect to a Restricted Award, the recipient will recognize ordinary income in the first taxable year in which the rights of the recipient are either transferable or are not subject to a substantial risk of forfeiture, in an amount equal to the difference between the fair market value of the Common Stock at that time and the original purchase price for the shares. Subject to
Section 162(m) of the Code and satisfaction of the applicable reporting requirements, the Company will be entitled to deduct, as compensation expense, the same amount as the recipient must include as ordinary income. Such deduction will be allowed in the Company's tax year which includes the last day (generally December 31) of the recipient's tax year in which the recipient is required to include the amount in income. When the recipient sells the shares, he or she will recognize capital gain or loss at the time of sale equal to the difference between his or her basis (the price paid for the shares plus any taxed amount) and the sale price. The capital gain or loss recognized on the disposition of such shares by the recipient will be short-term capital gain or loss to the extent such shares are held by the recipient for 12 months or less and long-term capital gain or loss to the extent such shares are held by the recipient for more than 12 months. Any long-term capital gain will be taxed at a rate of 20%.

    COMPENSATION DEDUCTION. Section 162(m) of the Code provides a $1 million limit for deductions of the Company with respect to compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers. Compensation attributable to stock options (whether qualified or non-qualified) will be excluded from this limitation provided that the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of grant and further provided that certain other requirement relating to the composition of the Compensation Committee and shareholder approval of the Incentive Plan are met. However, the compensation element of grants of restricted stock is not excluded from this limitation. Therefore, it is possible that at a future point in time the Company's deduction for executive compensation could be subject to the $1 million limitation. Moreover, the $1 million limit on deductions under
Section 162(m) of the Code is further reduced by the amount of any compensation not deductible by the Company under Section 280G of the Code (i.e., any parachute payment). See "Mergers and Change of Control" above.

BOARD RECOMMENDATION

    The Board of Directors believes that approval of the proposed Incentive Plan Amendment is in the best interest of the Company and its shareholders and recommends a vote "FOR" the proposal.

                             SELECTION OF AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, as independent auditors of GenRad for the fiscal year ending December 30, 2000. GenRad has been advised by PricewaterhouseCoopers LLP that representatives will be present at the Meeting, and will have the opportunity to make a statement if they so desire as well as be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices by December 16, 2000 if the proposal is to be included in the proxy statement and form of proxy relating to that meeting. The proxy for next year's annual meeting may confer discretionary authority to vote on any shareholder proposal received by the Company after February 29, 2001.

                                 OTHER BUSINESS

    The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If any other business properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote or otherwise act in accordance with their judgment on such matters.

                           WALTER A. SHEPHARD, CLERK

April 14, 2000

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SEND IN YOUR PROXY WITHOUT DELAY. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT AT ANY TIME IF IT HAS NOT BEEN VOTED.

                                                                       838-PS-00

   NOTICE TO PARTICIPANTS IN THE GENRAD CHOICE INVESTMENT PLAN OF THE ANNUAL
                         MEETING OF GENRAD SHAREHOLDERS

The GenRad Choice Investment Plan ("ChIP") provides that The Vanguard Group of Investment Companies, as Trustee of the ChIP, will follow the voting instructions of the ChIP participants with respect to any voting rights pertaining to their respective interests in Shares of GenRad, Inc. Common Stock held in ChIP Parts I and II. The enclosed Proxy identifies the number of shares of GenRad Common Stock that you may direct the Trustee to vote.

Please complete, date and sign the Proxy and return it to Proxy Services, Boston EquiServe, P.O. Box 9381, Boston, Massachusetts 02205-9956. All ChIP Participants must return the completed Proxy on or before May 10, 2000 in the envelope provided. The Trustee has provided EquiServe with a ballot executed in blank. EquiServe will tabulate the total from the Proxies it receives and will enter the totals on the ballot. This ballot will then be tabulated by EquiServe with all other ballots cast at the Annual Meeting.

For ChIP Participants, the number of shares indicated on the enclosed Proxy is the total number represented by your allocations to the GenRad Stock Fund in ChIP Part I (Profit Sharing Trust Account) and Part II (employee contribution account). If you have any questions about the manner in which this number was computed, or about any other matter in this notice, please contact GenRad's Human Resource Department at (978) 589-7331.

All ChIP Participants are cordially invited to attend the Annual Meeting.

                                                    GenRad, Inc.
                                               By: Walter A. Shephard, CLERK

April 14, 2000

 PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
                               ENVELOPE PROVIDED

                                                                      838-LTR-00

                                                                     Appendix A


                                  GenRad, Inc.
                           1991 EQUITY INCENTIVE PLAN
                                 March 29, 1991,
                         AS AMENDED THROUGH MAY 11, 2000


1.       PURPOSE.

         The purpose of this plan (the "Plan") is to secure for GenRad, Inc. (the "Company") and its shareholders the benefits arising from capital stock ownership by employees, officers and employee directors of, and consultants or advisors to, the Company who are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include all present and future subsidiaries of the Company as defined in Sections 424(c) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code").

2.       TYPE OF OPTIONS AND AWARDS; ADMINISTRATION.

         (a) TYPES OF OPTIONS AND AWARDS. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code or non-statutory options which are not intended to meet the requirements of Section 422 of the Code. Awards granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors) and shall meet the requirements of Section 13 of the Plan.

         (b) ADMINISTRATION. The Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion (i) grant options to purchase shares of the Company's Common Stock, $1.00 par value ("Common Stock"), and issue shares upon exercise of such options as provided in the Plan and (ii) make awards for the purchase to the express provisions of the Plan, to construe the respective option agreements, wards and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements and awards, which need not be identical, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement or award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination made in good faith. The Board of Directors may, to the full extent permitted by or consistent with applicable laws or regulations (including, without limitation, applicable law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rule ("Rule 16b-3")), delegate any or all of its powers under the Plan to a committee (the "Committee") appointed by the Board of Directors, and if the Committee is so appointed all references to the Board of Directors in the Plan shall mean and relate to such Committee.

         (c) APPLICABILITY OF RULE 16b-3. Those provisions of the Plan which make express reference to Rule 16b-3 shall apply only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a "Reporting Person").

3.       ELIGIBILITY.

         (a) GENERAL. Options and awards may be granted or made to persons who are, at the time of grant, key employees, officers or directors (so long as such directors are also employees) of, or consultants or advisors to, the Company; PROVIDED, that the class of persons to whom Incentive Stock Options may be granted shall be limited to all employees of the Company; and PROVIDED FURTHER that non-employee directors of the Company are not eligible to receive options or awards of restricted stock under the Plan. A person who has been granted an option or award may, if he or she is otherwise eligible, be granted additional options or awards if the Board of Directors shall so determine.

         (b) GRANT OF OPTIONS TO DIRECTORS AND OFFICERS. The selection of a director or an officer (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a participant, the timing of the option grant or award, the exercise price of the option or the sale price of the award and the number of shares for which an option or award may be granted to such director or officer shall be determined either (i) by the Board of Directors, of which all members shall be "disinterested persons" (as hereinafter defined), or (ii) by a committee of two or more directors having full authority to act in the matter, of which all members shall be "disinterested persons." For the purposes of the Plan, a director shall be deemed to be "disinterested" only if such person qualifies as a "disinterested person" within the meaning of Rule 16b-3, as such term is interpreted from time to time.

4.       STOCK SUBJECT TO PLAN.

         Subject to adjustment as provided in Section 16 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 9,750,000 shares. In addition, in no event shall any eligible recipient of an option or an award receive in any calendar year an award or grant under the Plan for more than 500,000 shares of Common Stock. If an option or award granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option or award shall again be available for subsequent option grants or awards under the Plan. If shares issued upon exercise of an option or award under the Plan are tendered to the Company in payment of the exercise price of an option or award granted under the Plan, such tendered shares shall again be available for subsequent option grants or awards under the Plan; PROVIDED, that in no event shall (i) the total number of shares issued pursuant to the exercise of Incentive Stock Options under the Plan, on a cumulative basis, exceed the maximum number of shares authorized for issuance under the Plan exclusive of shares made available for issuance pursuant to this sentence of (ii) the total number of shares issued pursuant to the exercise of options by Reporting Persons, on a cumulative basis, exceed the maximum number of shares authorized for issuance under the Plan exclusive of shares made available for issuance pursuant to this sentence.

5.       FORMS OF OPTION AGREEMENTS.

         As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan as may be approved by the Board of Directors. Such option agreements may differ among recipients.

6.       PURCHASE PRICE UPON EXERCISE OF OPTIONS.

         (a) GENERAL. The purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors, PROVIDED, HOWEVER, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock, as determined by the Board of Directors, at the time of grant of such option, or less than 110% of such fair market value in the case of options described in Section 11(b).

         (b) PAYMENT OF PURCHASE PRICE. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or, to the extent provided in the applicable option agreement, (i) by delivery to the Company of shares of Common Stock of the Company already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, (ii) by any other means (including without limitation by delivery of a promissory note of the optionee payable on such terms as are specified by the Board of Directors) which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board) or (iii) by any combination of such methods of payment. The fair market value of any shares of the Company's Common Stock or other non-cash consideration which may be delivered upon exercise of an option shall be determined in such manner as may be prescribed by the Board of Directors.

7.       OPTION PERIOD.

         Each option and all rights thereunder shall expire on such date as shall be set forth in the applicable option agreement, except that such date, in the case of an Incentive Stock Option, shall in no case be later than ten years after the date on which the option is granted.

8.       EXERCISE OF OPTION.

         Each option granted under the Plan shall be exercisable in full or in installments at such time or times and during such period as shall be set forth in the agreement evidencing such option, subject to the provisions of the Plan.

9.       NONTRANSFERABILITY OF OPTIONS.

         Incentive Stock Options, and all options granted to Reporting Persons, shall not be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the optionee, shall be exercisable only by the optionee; PROVIDED, HOWEVER, that non-statutory options may be transferred pursuant to a qualified domestic relations order (as defined in Rule 16b-3); and PROVIDED FURTHER, that the Board, at the time any option is granted or thereafter, may permit the optionee to transfer the option to members of his or her family or to trusts or other entities primarily for the benefit of the optionee and/or members of his or her immediate family.

10.      EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP.

         The Board of Directors shall determine the period of time during which an optionee may exercise an option following (i) the termination of the optionee's employment or other relationship with the Company or (ii) the death or disability of the optionee. Such periods shall be set forth in the agreement evidencing such option.

11.      INCENTIVE STOCK OPTIONS.

         Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

         (a) EXPRESS DESIGNATION. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

         (b) 10% SHAREHOLDER. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

                  (i) The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of Common Stock at the time of grant; and

                  (ii) The option exercise period shall not exceed five years from the date of grant.

         (c) DOLLAR LIMITATION. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for the shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000.

         (d) TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

                  (i) an Incentive Stock Option may be exercised within the period of three months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), PROVIDED, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a non-statutory option under the Plan.

                  (ii) if the optionee dies while in the employ of the Company, or within three months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable option agreement); and

                  (iii) if the optionee becomes disabled (within the meaning of Section 2(e)(3) of the Code or any successor provision thereto) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement).

For all purposes of the Plan and any option or award granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12.      ADDITIONAL PROVISIONS.

         (a) ADDITIONAL OPTION PROVISIONS. The Board of Directors may, in its sole discretion, include additional provisions in any option granted under the Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Board of Directors; PROVIDED, that such additional provisions shall not be inconsistent with any other term or condition of the Plan.

         (b) ACCELERATION, EXTENSION, ETC. The Board of Directors may, in its sole discretion, (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular option or options granted under the Plan may be exercised; PROVIDED, HOWEVER, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3.

13.      AWARDS.

         A restricted stock award ("award") shall consist of the sale and issuance by the Company of shares of Common Stock, and purchase by the recipient of such shares, subject to the terms, conditions and restrictions described in the document evidencing the award and in this Section 13 and elsewhere in the Plan.

         (a) EXECUTION OF RESTRICTED STOCK AWARD AGREEMENT. As a condition to an award under the Plan, each recipient of an award shall execute an agreement in such form, which may differ among recipients, as shall be specified by the Board of Directors at the time of such award.

         (b) PRICE. The Board of Directors shall determine the price at which shares of Common Stock shall be sold to recipients of awards under the Plan. The Board of Directors may, in its discretion, issue shares pursuant to awards without the payment of any cash purchase price by the recipients or issue shares pursuant to awards at a purchase price below the then fair market value of the Common Stock. If a purchase price is required to be paid, it shall be paid in cash or by check payable to the order of the Company at the time that the award is accepted by the recipient.

         (c) NUMBER OF SHARES. The award shall specify the number of shares of Common Stock granted thereunder.

         (d) RESTRICTIONS ON TRANSFER. In addition to such other terms, conditions and restrictions upon awards as shall be imposed by the Board of Directors, all shares issued pursuant to an award shall be subject to the following restrictions:

                  (i) All shares of Common Stock subject to an award (including any shares issued pursuant to paragraph (e) of this Section) shall be subject to certain restrictions on disposition and obligations of resale to the Company as provided in subparagraph (ii) below for the period specified in the document evidencing the award, and shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of until such restrictions lapse. The period during which such restrictions are applicable is referred to as the "Restricted Period."

                  (ii) In the event that a recipient's employment with the Company (or consultancy or advisory relationship, as the case may be) is terminated within the Restricted Period, whether such termination is voluntary or involuntary, with or without cause, or because of the death or disability of the recipient, the Company shall have the right and option for a period of three months following such termination to buy for cash that number of the shares of Common Stock purchased under the award as to which the restrictions on transfer and the forfeiture provisions contained in the award have not then lapsed, at a price equal to the price per share originally paid by the recipient. If such termination occurs within the last three months of the applicable restrictions, the restrictions and repurchase rights of the Company shall continue to apply until the expiration of the Company's three-month option period.

                  (iii) Notwithstanding subparagraphs (i) and (ii) above, the Board of Directors may, in its discretion, either at the time that an award is made or at any time thereafter, waive its right to repurchase shares of Common Stock upon the occurrence of any of the events described in this paragraph (d) or remove or modify any part or all of the restrictions. In addition, the Board of Directors may, in its discretion, impose upon the recipient of an award at the time of such award such other restrictions on any shares of Common Stock issued pursuant to such awards at the Board of Directors may deem advisable.

         (e) ADDITIONAL SHARES. Any shares received by a recipient of an award as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to, shares of Common Stock received pursuant to such award shall have the same status and shall bear the same restrictions, all on a proportionate basis, as the shares initially purchased pursuant to such award.

         (f) TRANSFERS IN BREACH OF AWARD. If any transfer of shares purchased pursuant to an award is made or attempted contrary to the terms of the Plan and of such award, the Board of Directors shall have the right to purchase for the account of the Company, from the owner thereof or his or her transferee at any time before or after the transfer, that number of the shares of Common Stock as to which the restrictions on transfer and forfeiture provisions have not then lapsed at the price paid for such shares by the person to whom they were awarded under the Plan. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by specific performance to the extent permitted by law. The

Company may refuse for any purpose to recognize as a shareholder of the Company any transferee who receives any shares contrary to the provisions of the Plan and the applicable award, and the Company may retain and/or recover all dividends on such shares which were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

         (g) ADDITIONAL AWARD PROVISIONS. The Board of Directors may, it its sole discretion, include additional provisions in any award granted under the Plan, including without limitation commitments to pay cash bonuses, make, arrange for or guarantee loans or transfer other property to recipients upon the grant of awards, or such other provisions as shall be determined by the Board of Directors.

14.      GENERAL RESTRICTIONS.

         (a) INVESTMENT REPRESENTATIONS. The Company may require any person to whom an option or award is granted, as a condition of exercising such option or purchasing the shares subject to the award, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option or award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

         (b) COMPLIANCE WITH SECURITIES LAWS. Each option and award shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option or award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option or award may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

15.      RIGHTS AS A SHAREHOLDER.

         The holder of an option or recipient of an award shall have no rights as a shareholder with respect to any shares covered by the option or award (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

16.      ADJUSTMENT PROVISIONS FOR RECAPITALIZATION AND RELATED TRANSACTIONS.

         (a) GENERAL. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to then outstanding options under the Plan, and (z) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable, PROVIDED that no adjustment shall be made pursuant to this Section 16 if such adjustment would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3.

         (b) BOARD AUTHORITY TO MAKE ADJUSTMENTS. Any adjustments under this
Section 16 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

17.      MERGER, CONSOLIDATION, ASSET SALE, LIQUIDATION, ETC.

         (a) GENERAL. In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options and awards: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), PROVIDED that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionee equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, and (iv) provide that all or any outstanding options shall become exercisable in full and all restrictions on outstanding awards shall terminate immediately prior to such event.

         (b) SUBSTITUTE OPTIONS. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board of Directors considers appropriate in the circumstances.

18.      CHANGE IN CONTROL.

         Notwithstanding any other provision of the Plan and except as otherwise provided in the relevant option or award agreement, in the event of a "Change in Control of the Company" (as defined below), the exercise dates of all options then outstanding shall be accelerated in full, any restrictions on exercising outstanding options issued pursuant to the Plan prior to any given date shall terminate and any restrictions on and rights of the Company to repurchase shares covered by outstanding awards issued pursuant to the Plan shall terminate. For purposes of the Plan, a "Change in Control of the Company" shall occur or deemed to have occurred only if (i) any "person," as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the shareholder of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years ending during the term of the Plan (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i), (iii) or (iv) of this Section
18) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved (collectively, the "Disinterested Directors"), cease for any reason to constitute a majority of the Board of Directors; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets which, in either case, has not previously been approved by a majority of the Disinterested Directors.

19.      NO SPECIAL EMPLOYMENT RIGHTS.

         Nothing contained in the Plan or in any option or award shall confer upon any recipient of an award or optionee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

20.      OTHER EMPLOYEE BENEFITS.

         Except as to plans which by their terms include such amounts as compensation, neither the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise nor the value of an award granted to an employee will constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profitsharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

21.      AMENDMENT OF THE PLAN.

         (a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required as to such modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options or under Rule 16b-3 with respect to options held by or awards made to Reporting Persons, the Board of Directors may not effect such modification or amendment without such approval.

         (b) The termination or any modification or amendment of the Plan shall not, without the consent of an optionee or recipient of an award, affect his or her rights under an option or award previously granted to him or her. With the consent of the optionee or recipient of the award affected, the Board of Directors may amend outstanding option agreements or awards in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code and (ii) the terms and provisions of the Plan and of any outstanding option or award to the extent necessary to ensure the qualification of the Plan under Rule 16b-3 or any successor rule.

22.      WITHHOLDING.

         (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee or recipient of an award any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan or the purchase of shares subject to the award. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee or recipient of an award may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option or the purchase of shares subject to an award or (ii) by delivering to the Company shares of Common Stock already owned by the optionee or award recipient. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An optionee or award recipient who has made an election pursuant to this Section 22(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

         (b) Notwithstanding the foregoing, in the case of a Reporting Person, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.

         (c) If the recipient of an award under the Plan elects, in accordance with Section 83(b) of the Code, to recognize ordinary income in the year of acquisition of any shares awarded under the Plan, the Company will require at the time of such election an additional payment for withholding tax purposes based on the difference, if any, between the purchase price of such shares and the fair market value of such shares as of the date immediately preceding the date of the award.

23.      CANCELLATION AND NEW GRANT OF OPTIONS, ETC.

         The Board of Directors shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (i) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different number of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options or (ii) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then current exercise price per share of such outstanding options.

24.      EFFECTIVE DATE AND DURATION OF THE PLAN.

         (a) EFFECTIVE DATE. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval (as provided in Section 21) shall become effective when adopted by the Board of Directors, but no Incentive Stock Option issued after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months of the Board's adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options and awards may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

         (b) TERMINATION. Unless sooner terminated in accordance with Section 17, the Plan shall terminate, with respect to Incentive Stock Options, upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options or the final vesting of awards granted under the Plan. Unless sooner terminated in accordance with
Section 17, the Plan shall terminate with respect to options which are not Incentive Stock Options and awards on the date specified in (ii) above. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

25.      PROVISION FOR FOREIGN PARTICIPANTS.

         The Board of Directors may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in law, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

                                 Adopted by the Board of Directors on
                                  March 29, 1991

                                  DETACH HERE


                                     PROXY

                                  GENRAD, INC.
                    7 TECHNOLOGY PARK DRIVE, WESTFORD, MA 01886

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS APPROVAL OF THE PROPOSALS CONTAINED HEREIN


     The undersigned appoints Walter A. Shephard and Lori B. Hannay, and each of them as proxies of the undersigned with full power of substitution to vote as designated herein all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of GenRad, Inc. to be held on Thursday, May 11, 2000 at 11:00 a.m. at the BankBoston Auditorium, 100 Federal Street, Boston, Massachusetts, and any adjournment or adjournments thereof (the "Meeting"). The undersigned acknowledges receipt of the Company's Proxy Statement dated April 14, 2000 (the "Proxy Statement"). The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Meeting, including any matters for which the Company did not receive proper notice prior to March 13, 2000.

     Please return this card in the enclosed postage paid envelope to EquiServe, P.O. Box 9381, Boston, Massachusetts 02205-9956.

SEE REVERSE                                                        SEE REVERSE
   SIDE          (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)         SIDE

                                  DETACH HERE


/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE


THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW.

1. For the election of Lowell B. Hawkinson and Adriana Stadecker to the Board of Directors to serve as Class I Directors for three-year terms.

                       FOR                       WITHHELD
                       / /                          / /

/ /
    ----------------------------------------------------------
For all nominees except for those whose names are noted above.



2. For approval of an amendment to the Company's 1991 Equity Incentive Plan (the "Incentive Plan") to increase the number of shares of Common Stock available for issuance under the Incentive Plan by 500,000 shares.

        FOR                  AGAINST                    ABSTAIN
        / /                    / /                        / /




MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /



Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                                       Date:
         --------------------------------             --------------------


Signature:                                       Date:
         --------------------------------             --------------------